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                                                               Exhibit 3(a)(iii)


                           CERTIFICATE OF AMENDMENT

                                    TO THE

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                          GOLD BANC CORPORATION, INC.



     We, Michael W. Gullion, Chairman of the Board and Chief Executive Officer, and Keith E. Bouchey, Secretary, of Gold Banc Corporation, Inc., a corporation organized and existing under the laws of the State of Kansas (the "Corporation"), do hereby certify that, at a meeting of the Board of Directors of the Corporation, the Board of Directors adopted resolutions setting forth the following amendment to the Restated Articles of Incorporation and, as amended, declaring their advisability:

     The first sentence of Article Four of the Restated Articles of Incorporation, as amended, shall be amended in its entirety to read as follows:

               1. The total number of shares of stock the Corporation has authority to issue shall be 100,000,000 shares, of which 50,000,000 shares shall be designated Preferred Stock (the "Preferred Stock") and 50,000,000 shares shall be designated Common Stock, par value $1.00 per share (the "Common Stock").

     We further certify that thereafter, pursuant to the resolutions and in accordance with the amended and restated bylaws of the Corporation and the laws of the State of Kansas, the Board of Directors called a meeting of stockholders for consideration of the proposed amendment, and thereafter, pursuant to notice and in accordance with the statutes of the State of Kansas, the stockholders convened and considered the proposed amendment.

     We further certify that at the meeting the holders of sixty-six and two-thirds (66 2/3%) of the outstanding stock entitled to vote voted in favor of the proposed amendment.

     We further certify that the amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.

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     IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of the corporation this 30th day of April, 1999.



                                    /s/ Michael W. Gullion
                                    ------------------------------------------
                                    Michael W. Gullion, Chairman of the Board
                                      and Chief Executive Officer



                                    /s/ Keith E. Bouchey
                                    ------------------------------------------
                                    Keith E. Bouchey, Secretary



                                 ACKNOWLEDGMENT


STATE OF KANSAS    )
                   ) ss.
COUNTY OF JOHNSON  )

     Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared Michael W. Gullion, Chairman of the Board and Chief Executive Officer, and Keith E. Bouchey, Secretary, of the corporation named in this document, who are known to me to be the same persons who executed the foregoing certificate and duly acknowledged its execution of the same this 30th day of April, 1999.



  (Seal)                            /s/ Steven E. Rector
                                    ------------------------------------------
                                    Notary Public



My appointment or commission expires:


     Oct. 1, 2000
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